SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF NEW YORK

DAIWA CORPORATE ADVISORY LLC,	
Plaintiff,	Index No.: ____________
- against -	**SUMMONS**
KATAPULT GROUP, INC.,	
Defendant.	

TO THE ABOVE-NAMED DEFENDANT:

YOU ARE HEREBY SUMMONED to answer the complaint in this action and to serve a copy of your answer on the Plaintiff's attorneys within 20 days after the service of this summons, exclusive of the day of service (or within 30 days after service is complete if this summons is not personally delivered to you within the State of New York).

YOU ARE HEREBY NOTIFIED THAT should you fail to answer, a judgment will be taken against you by default for the relief demanded in the complaint.

The basis of venue in the County of New York is Section 503 of the CPLR based on Plaintiff's residence in the County of New York, and the fact that a substantial part of the events giving rise to the claims occurred in the County of New York. In addition, the parties consented to venue in the County of New York in their letter agreement.

Dated: April 1, 2021
New York, New York

Respectfully submitted,

ARKIN SOLBAKKEN LLP

By: _/s/ Deana Davidian_
Lisa C. Solbakken, Esq.
Deana Davidian, Esq.
900 Third Avenue, 18th Floor
New York, New York 10022
Telephone: (212) 333-0200
Facsimile: (212) 333-2350

Attorneys for Plaintiff

{00038791.DOCX}

SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF NEW YORK

DAIWA CORPORATE ADVISORY LLC, Plaintiff, - against - KATAPULT GROUP, INC., Defendant.	Index No.: __________ **COMPLAINT**

Plaintiff Daiwa Corporate Advisory LLC f/k/a DCS Advisory LLC ("DCA"), by and through its attorneys, Arkin Solbakken LLP, as and for its Complaint against Defendant Katapult Group, Inc. f/k/a Cognical, Inc. dba Zibby (the "Company") alleges as follows:

NATURE OF THE ACTION

1. This action is for breach of contract. On or about March 22, 2018, the parties entered into a letter agreement (the "Letter Agreement") pursuant to which the Company retained DCA as its exclusive financial advisor and placement agent in connection with any Private Financing and financial advisor in connection with any Sale. *See* Ex. A.

2. Pursuant to the Letter Agreement, the Company expressly agreed that DCA would have a right of first refusal to act as the Company's "exclusive financial advisor [and] placement agent" with respect to any Private Financing and "exclusive financial advisor" with respect to any Sale in the event the Company retains or uses (or seeks to retain or use) an investment bank or financial advisor during the term of the Letter Agreement or within 24 months after its termination.

3. On December 18, 2020, the Company announced that (i) it had entered into a definitive merger agreement with FinServ Acquisition Corp. (the "2020 Sale"); and (ii) "a $150

million private placement of common stock at $10 per share from various institutional investors" (the "2020 Private Financing") will "close concurrently with the [2020 Sale]." Ex. B.

4. The Company further announced that PJT Partners is its financial advisor/investment bank in connection with the 2020 Sale and its placement agent in connection with the 2020 Private Financing. *See id.*

5. The Company breached the Letter Agreement by failing and/or refusing to extend DCA the opportunity to exercise its right of first refusal in connection with the 2020 Sale and the 2020 Private Financing.

6. The Company also breached the Letter Agreement by failing to pay DCA a termination fee when it terminated the Letter Agreement.

7. DCA brings this action to enforce its rights under the Letter Agreement and seeks damages arising out of the Company's breaches of contract.

PARTIES

8. Plaintiff is a Delaware Limited Liability Company with its principal office located at 605 Third Avenue, 11th Floor, New York, New York 10158. DCA provides financial advisory and capital raising services to clients in connection with mergers, acquisitions, restructurings, and other strategic financial transactions.

9. Upon information and belief, the Company is a Delaware corporation with its principal office located at 27 W. 24th Street, Suite 1101, New York, New York 10010. The Company is a leading omnichannel payment platform, providing alternative purchase solutions for retailers and consumers.

JURISDICTION AND VENUE

10. This Court has jurisdiction over this action pursuant to New York Civil Practice Law and Rules ("CPLR") § 302. In addition, the parties consented to the jurisdiction of this Court in the Letter Agreement.

11. Venue in this county is proper pursuant to CPLR § 503 because Plaintiff resides in the County of New York, and a substantial part of the events giving rise to the claims occurred in the County of New York. In addition, the parties consented to venue in the County of New York in the Letter Agreement.

FACTS RELEVANT TO ALL ALLEGATIONS

12. On or about March 22, 2018, DCA and the Company entered into the Letter Agreement.

13. Pursuant to the Letter Agreement, the Company retained DCA as its exclusive financial advisor and placement agent in connection with any Private Financing and financial advisor in connection with any Sale. *See* Ex. A at 1.

14. The term "Private Financing" is defined to include "any Equity Financing, Debt Financing or any combination or hybrid thereof." *Id.* ¶ 2(b). An "Equity Financing" is "any sale or issuance of the common or preferred equity, or equity-linked securities or interests … of any Company Entity," and a "Debt Financing" is "any sale or issuance of debt securities of any Company Entity … and/or the extension for the benefit of the Company of a credit facility or term loan." *Id.* ¶ 2(c) & 2(d).

15. The term "Sale" is defined broadly to include "any transaction or series or combination of related transactions, other than an Equity Financing, whereby … a majority of the capital stock of the Company and/or its subsidiaries or all or substantially all of their respective

assets is transferred for consideration, including, without limitation, by means of … a merger ….” *Id.* ¶ 2(g).

16. The parties agreed in the Letter Agreement that DCA's services "may include, as appropriate" the following:

- Familiarizing itself with the Company's financial condition and business and, to the extent necessary, any prospective purchasers and advising the Company in considering the desirability of effectuating a Private Financing or Sale;
- Assisting the Company in preparing Marketing Materials for distribution to potential purchasers describing the Company, its business, and financial condition;
- Assisting the Company in identifying prospective purchasers and, on behalf of the Company, soliciting, coordinating, and evaluating indications of interest and proposals regarding a Private Financing or Sale;
- Assisting the Company in negotiating financial aspects of any Private Financing or Sale; and
- Providing such other financial advisory and investment banking services as may be agreed upon by [DCA] and the Company (*id.* ¶ 1).

17. As compensation for its services, the Company agreed to pay DCA a cash placement fee (the "Placement Fee") in an amount equal to the greater of (a) $1.5 million; and (b) "the sum of: (i) 6.0% of the Gross Proceeds relating to the placement of any Equity Securities, plus (ii) 4.0% of the Gross Proceeds relating to the placement of any mezzanine Debt Securities, plus (iii) 2.0% of the Gross Proceeds relating to the placement of any senior Debt Securities or any credit facility or term loan …." *Id.* ¶ 3(a).

18. As further consideration for DCA's services, the Company agreed that DCA has a right of first refusal to (i) act as the Company's "exclusive financial advisor [and] placement agent" with respect to a Private Financing and "exclusive financial advisor with respect to a Sale in the event the Company retains or otherwise uses (or seeks to retain or use) the services of an investment bank or financial advisor to pursue at any time during the term of this Agreement or

within 24 months after the expiration or termination of this Agreement;" and (ii) be paid "the Placement Fee in connection with any such Private Financing" and "mutually-agreed upon fees for its services that are customary based upon similar transactions and practices in the investment banking industry" in connection with any such Sale. *Id.* ¶ 4(c).

19. The Letter Agreement provides that the Company's obligations under paragraph 4(c), which includes DCA's right of first refusal, shall survive any termination of the Letter Agreement. *See id.* ¶ 4(a).

20. Either party could terminate the Letter Agreement at any time by providing "10 days' prior written notice" of termination to the other party. *See id.* ¶ 4(a).

21. If the Company terminates DCA's engagement under the Letter Agreement after a marketing process has been launched by the distribution of a teaser or any other Marketing Materials to potential investors (the "Marketing Launch"), the Company shall pay DCA a termination fee of $100,000 (the "Termination Fee"), payable in cash on the effective date of such termination. *See id.* ¶ 4(a).

22. Moreover, as noted above, DCA's right of first refusal remains in place for 24 months after termination of the Letter Agreement. *Id.* ¶¶ 4(a) & 4(c).

23. DCA shall forfeit its right of first refusal only if DCA terminates the Letter Agreement prior to the Marketing Launch. *Id.* ¶ 4(c).

24. Finally, the "prevailing party in any suit, action or proceeding to enforce the terms of this [Letter] Agreement shall be entitled to recover from the non-prevailing party all of its reasonable attorney fees and other costs and expenses the prevailing party may incur in such suit, action or proceeding and in any subsequent suit to enforce a judgment." *Id.* ¶ 18.

25. DCA performed the services set forth by the Letter Agreement, including but not

limited to running an extensive marketing process that involved several hundred potential investors and assisting the Company in evaluating and negotiating a Private Financing.

26. The Company claims it terminated the Letter Agreement as of April 3, 2019. DCA disputes that the Letter Agreement was terminated on that date.

27. Even assuming *arguendo* that the Company properly terminated the Letter Agreement effective April 3, 2019 (and it did not), DCA has a right of first refusal to (i) act as the Company's "exclusive financial advisor [and] placement agent" with respect to a Private Financing and "exclusive financial advisor" with respect to a Sale in the event the Company retains or uses (or seeks to retain or use) an investment bank or financial advisor before April 3, 2021; and (ii) be paid "the Placement Fee in connection with any such Private Financing" and "mutually-agreed upon fees for its services" in connection with any such Sale. *Id.* ¶ 4(c).

28. On December 18, 2020, the Company announced that (i) it had entered into the 2020 Sale pursuant to which FinServ Acquisition Corp., a special purpose acquisition company, would acquire the Company in a stock and cash transaction; and (ii) "a $150 million private placement of common stock at $10 per share from various institutional investors" (previously defined, the "2020 Private Financing" will "close concurrently with the [2020 Sale]." *See* Ex. B.

29. The Company further announced that "PJT Partners is acting as [its] financial advisor" in connection with the 2020 Sale and its "placement agent[]" in connection with the 2020 Private Financing. *See id.*

30. The 2020 Sale and the 2020 Private Financing are within the scope of DCA's right of first refusal.

31. The Company did not extend DCA the opportunity to exercise its right of first refusal for services in connection with the 2020 Sale or the 2020 Private Financing.

32. The Company did not pay DCA the Termination Fee.

CAUSES OF ACTION

COUNT ONE
(Breach of Contract – Right of First Refusal)

33. Plaintiff repeats and re-alleges the allegations set forth in the preceding paragraphs as if the same were fully set forth herein.

34. DCA and the Company entered into the Letter Agreement, which is a binding and enforceable contract.

35. Under the Letter Agreement, DCA has a right of first refusal to (i) act as the Company's "exclusive financial advisor [and] placement agent" with respect to a Private Financing and "exclusive financial advisor" with respect to a Sale in the event the Company retains or otherwise uses (or seeks to retain or use) the services of an investment bank or financial advisor to pursue at any time during the term of the Letter Agreement or within 24 months after its termination; and (ii) be paid "the Placement Fee in connection with any such Private Financing" and "mutually-agreed upon fees for its services" in connection with any such Sale. *See* Ex. A ¶ 4(c).

36. The 2020 Sale is a "Sale" as defined in the Letter Agreement.

37. The 2020 Private Financing is a "Private Financing" as defined in the Letter Agreement.

38. The Company retained and used the services of another financial advisor/investment bank to pursue the 2020 Sale during the term of the Letter Agreement or within 24 months after its termination.

39. The Company retained and used the services of another financial advisor/investment bank and placement agent to pursue the 2020 Private Financing during the term

of the Letter Agreement or within 24 months after its termination.

40. DCA fully performed its obligations under the Letter Agreement, and any and all conditions precedent to its right of first refusal (if any) have been satisfied.

41. DCA did not terminate the Letter Agreement prior to the Marketing Launch or at any other point.

42. The Company breached the Letter Agreement by (i) failing and/or refusing to extend DCA the opportunity to exercise its right of first refusal in connection with the 2020 Sale; and (ii) failing and/or refusing to extend DCA the opportunity to exercise its right of first refusal in connection with the 2020 Private Financing.

43. As a direct result of these willful breaches, DCA suffered damages in an amount to be determined at trial.

COUNT TWO
(Breach of Contract – Termination Fee)

44. Plaintiff repeats and re-alleges the allegations set forth in the preceding paragraphs as if the same were fully set forth herein.

45. DCA and the Company entered into the Letter Agreement, which is a binding and enforceable contract.

46. The Letter Agreement provides that the Company shall pay DCA a Termination Fee in the amount of $100,000 if the Company terminates DCA's engagement under the Letter Agreement after the Marketing Launch. *See* Ex. A ¶ 4(a).

47. The Company is required to pay the Termination Fee on the effective date of such termination. *See id.* ¶ 4(a).

48. The Company terminated DCA's engagement under the Letter Agreement after the Marketing Launch.

49. DCA fully performed its obligations under the Letter Agreement, and any and all conditions precedent to its Termination Fee (if any) have been satisfied.

50. The Company breached the Letter Agreement by failing and/or refusing to pay DCA the Termination Fee.

51. As a direct result of this willful breach, DCA suffered damages in an amount to be determined at trial, but no less than $100,000.

PRAYER FOR RELIEF

WHEREFORE, Plaintiff respectfully requests that judgment be entered in its favor and against Defendant as follows:

(i) On Plaintiff's first cause of action, damages in an amount to be determined at trial;

(ii) On Plaintiff's second cause of action, damages in an amount to be determined at trial, but no less than $100,000;

(iii) Reimbursement of all of Plaintiff's reasonable attorneys' fees and other costs and expenses Plaintiff has incurred and will incur in connection with this action to enforce the terms of the Letter Agreement pursuant to Paragraph 18 of the Letter Agreement;

(iv) An award of pre- and post-judgment interest; and

(v) Such other and further relief as the Court deems just and proper.

Dated: April 1, 2021
New York, New York

Respectfully submitted,

ARKIN SOLBAKKEN LLP

By: /s/ Deana Davidian
Lisa C. Solbakken, Esq.
Deana Davidian, Esq.
900 Third Avenue, 18th Floor
New York, New York 10022
Telephone: (212) 333-0200
Facsimile: (212) 333-2350

Attorneys for Plaintiff

Exhibit

A

DCS advisory

CONFIDENTIAL

March 22, 2018

Cognical, Inc. dba Zibby
151 West 25th Street, Floor 9
New York, NY 10001

Ladies and Gentlemen:

This letter agreement (this "Agreement") confirms the understanding and agreement between Cognical, Inc. dba Zibby (the "Company") and DCS Advisory LLC ("DCS") pursuant to which DCS shall serve as the exclusive financial advisor to the Company and placement agent in connection with a Private Financing (as defined below) and financial advisor in connection with a Sale (as defined below).

The Private Financing is to be made directly by the Company to the purchasers pursuant to purchase agreements, subscription agreements or similar documents, as applicable, entered into by such parties, and the proceeds will be funded by the purchasers directly to the Company at each closing of any Private Financing.

1. Scope of Services: DCS hereby accepts the engagement described above and, in that connection, agrees to provide the Company with private placement services and/or financial advice and assistance in connection with potential Private Financings, which may include, as appropriate, among other things: (a) familiarizing ourselves with the Company's financial condition and business and, to the extent necessary, any prospective purchasers and advise the Company in considering the desirability of effecting a Private Financing or Sale, (b) assisting the Company in preparing Marketing Materials, as defined below (based on information provided by the Company) for distribution to potential purchasers, describing the Company, its business and financial condition, (c) assisting the Company in identifying prospective purchasers and, on behalf of the Company, soliciting, coordinating and evaluating indications of interest and proposals regarding a Private Financing or Sale, (d) assisting the Company in negotiating financial aspects of any Private Financing or Sale, and (e) providing such other financial advisory and investment banking services as may be agreed upon by DCS and the Company.

2. Defined Terms: For purposes of this Agreement:

a) "Company Entity" means any of the Company and/or any of its affiliates, including any joint venture, partnership or other entity formed in connection with sale or issuance of Securities.

b) "Private Financing" shall mean any Equity Financing, Debt Financing or any combination or hybrid thereof.

c) "Equity Financing" shall mean any sale or issuance of the common or preferred equity, or equity-linked securities or interests, including any warrants or options convertible into equity securities, of any Company Entity (collectively, "Equity Securities").

d) "Debt Financing" shall mean any sale or issuance of debt securities of any Company Entity (collectively, "Debt Securities") and/or the extension for the benefit of the Company of a credit facility or term loan.

e) "Securities" means the Equity Securities and the Debt Securities.

f) "Gross Proceeds" shall be the total cash proceeds and the fair market value of other consideration paid or payable to any Company Entity or its security holders in connection with a Private Financing, including, without limitation, cash, notes, securities, and other property received or to be received by any Company Entity or any of its security holders (including, without limitation, the holders of convertible securities, options, warrants, stock appreciation rights or similar rights, if any, whether or not vested).

g) "Sale" shall mean any transaction or series or combination of related transactions, other than an Equity Financing, whereby, directly or indirectly, a majority of the capital stock of the Company and/or its subsidiaries or all or substantially all of their respective assets is transferred for consideration, including, without limitation, by means of a sale or exchange of capital stock or assets, a merger or consolidation a tender or exchange offer, a leveraged buy-out, a recapitalization, a spin-off or a split-off, the formation of a joint venture or partnership, or any similar transaction.

3. Fees and Expense Reimbursement: In connection with this engagement, the Company agrees as follows:

a) The Company agrees to pay to DCS a cash placement fee ("Placement Fee") equal to the greater of: (a) $1,500,000; and (b) the sum of:

(i) 6.0% of the Gross Proceeds relating to the placement of any Equity Securities, plus

(ii) 4.0% of the Gross Proceeds relating to the placement of any mezzanine Debt Securities, plus

(iii) 2.0% of the Gross Proceeds relating to the placement of any senior Debt Securities or any credit facility or term loan, provided that no fee will be earned on debt placed with Victory Park solely with respect to any such credit facility or loan placed with Victory Park pursuant to terms offered in writing to the Company prior to June 1, 2018.

The Placement Fee shall be paid at the closing of the first sale of the Securities. For the avoidance of doubt, if the Company has not fully drawn upon the capital commitments at the closing of the first Private Financing, the Placement Fee payable to DCS at such closing shall be no less than $1,500,000.

Any Placement Fee shall be payable to DCS in cash in United States Dollars at the closing of such Private Financing. If all or any portion of the Gross Proceeds is paid in any currency other than United States Dollars, the value of such consideration shall be converted into United States Dollars at the prevailing exchange rate on the day of the closing of the Private Financing.

c) In the event that DCS and/or one of its affiliates purchases a portion of the Securities on the same terms and conditions as the other investors participating in a Private Financing, the Company will waive all conflicts of interest, if any, that DCS may have in connection with its engagement hereunder and any purchase of Securities.

d) The Company shall reimburse DCS, promptly upon request, for its reasonable out-of-pocket expenses (excluding labor or other costs incurred in the normal course of its business) specifically incurred in connection with its engagement hereunder, regardless of whether any transaction contemplated herein is consummated. The expenses set forth in the immediately preceding sentence shall in no event be greater than $25,000 in the aggregate without the Company's prior written consent (which consent shall not be unreasonably withheld). DCS shall, in addition, be reimbursed by the Company for the fees and expenses of DCS's legal counsel incurred in connection with its engagement hereunder and the matters contemplated hereby, which reimbursement obligation shall not exceed $50,000 without the Company's prior written consent. For the avoidance of doubt, no such limitations on expense reimbursement shall be applicable to the Company's indemnification obligations under Schedule I. Such expenses shall be reimbursed to DCS upon submission of invoices for such expenses by DCS.

4. Term; Termination; Tail Period:

a) This Agreement and the retention of DCS hereunder shall commence on the date hereof and, subject to paragraphs 3(d) (with respect to any expenses that have been incurred prior to termination but not yet reimbursed), 4(b), 4(c) (other than in the case of a termination of this Agreement by DCS prior to the Marketing Launch), 5 through

18 (including Schedule I), which shall survive any termination of this Agreement, may be terminated at any time by either the Company or DCS, upon 10 days' prior written notice thereof to the other party. If marketing process has been launched by the distribution of a teaser or any other Marketing Materials (as defined below) to potential investors (the "Marketing Launch") prior to any termination by the Company of DCS' engagement hereunder, the Company agrees to pay DCS a termination fee of $100,000, payable in cash on the effective date of such termination, which is creditable once against any subsequent fee that becomes payable during the Tail Period (as defined below) under subparagraph 4(b).

b) If at any time during the period of twelve (12) months following any termination of DCS' engagement hereunder (the "Tail Period"), the Company enters into any agreement to sell, or sells, any Securities (or securities of the same or a similar class of securities) to Covered Party (as defined below), then the Company shall pay to DCS, upon the closing of such sale, the Placement Fee that would have been payable to DCS pursuant to subparagraph 3(b) as if such closing had occurred during the term of DCS' engagement hereunder. No termination of DCS' engagement hereunder shall affect the Company's obligation to pay the Placement Fee or to reimburse DCS for reasonable expenses as provided herein. "Covered Party" means (i) any person (and its affiliates) contacted by DCS or with whom DCS had discussions and any person (and its affiliates) that DCS proposed in writing (including by e-mail or in a presentation) to the Company to contact, but which the Company did not authorize DCS to contact during the term of this Agreement regarding the Private Financing and (ii) any person (and its affiliates) contacted by the Company or with whom the Company had discussions during the term of this Agreement regarding the Private Financing.

c) As further consideration for the services being provided by DCS, the Company agrees that DCS shall have the right to act as exclusive financial advisor placement agent to the Company with respect to Private Financing and exclusive financial advisor with respect to a Sale in the event the Company retains or otherwise uses (or seeks to retain or use) the services of an investment bank or financial advisor to pursue at any time during the term of this Agreement or within 24 months after the expiration or termination of this Agreement. If DCS agrees to participate in any such transaction, DCS shall be paid the Placement Fee in connection with any such Private Financing and, in the case of a Sale, mutually-agreed upon fees for its services that are customary based upon similar transactions and practices in the investment banking industry. Notwithstanding the above or any oral representations made to the contrary, this Agreement does not constitute a commitment by DCS or its affiliates to participate in any such transactions and such a commitment will exist only upon the execution of a separate, written agreement or supplement or amendment to this Agreement, containing terms and conditions applicable to such transaction.

Notwithstanding the foregoing, in the event that DCS terminates this Agreement prior to the Marketing Launch, DCS will forfeit the right of first refusal as provided above and it will be permanently revoked.

5. **Matters Relating to the Engagement:** The Company agrees with DCS that:

a) The Company will not take, and has not taken, any action, the result of which would cause the offer and sale of the Securities to fail to be entitled to an exemption from registration afforded by the Securities Act of 1933, as amended (the "Act") and/or the Rules of Regulation D under the Act.

b) The Company will fully cooperate with DCS in any due diligence investigation reasonably requested by DCS with respect to the offer and sale of the Securities and will furnish DCS with such information, including financial statements, with respect to the business, operations, assets, liabilities, financial condition and prospects of the Company as DCS may reasonably request in order for DCS to assist the Company in preparing, if necessary, marketing materials, for use in connection with any private placement of the Securities ("Marketing Materials"), all of which will be, to the Company's best knowledge, accurate and complete at the time furnished. DCS may rely upon the accuracy and completeness of all such information and the Company acknowledges that DCS has not been retained to independently verify any of such information. The Company will be solely responsible for the contents of any Marketing Materials and all other written or oral communications provided by or on behalf of the Company to any actual or prospective purchaser of the Securities. and the Company represents and warrants that these Marketing Materials (other than with respect to any financial projections contained therein) and such other communications will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. With respect to the financial projections to be contained in the Marketing Materials, if any (the "Projections"), the Company represents and warrants that the Projections have been or will be reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the future financial results and condition of the Company. The Company authorizes DCS to provide Marketing Materials to prospective purchasers of the Securities.

c) If at any time prior to the completion of the offer and sale of the Securities an event occurs that would cause the Marketing Materials (as supplemented or amended) to contain an untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or that would cause a material change in the Company's view of the likelihood of achievement of the Projections or the

reasonableness of the underlying assumptions, then the Company will notify DCS immediately of such event and DCS will suspend solicitations of the prospective purchasers of the Securities until such time as the Company shall prepare a supplement or amendment to the Marketing Materials that corrects such statement or omission or revises the Projections or such assumptions.

d) The Company shall cause to be furnished to DCS at each closing of a Private Financing copies of such agreements, opinions, certificates and other documents (including, without limitation, accountant's letters) as DCS may reasonably request. In addition, the Company shall be deemed to make all the representations and warranties to DCS that the Company has made to the purchasers of Securities in any purchase agreement or other document.

e) The Company will take such action (if any) as DCS may reasonably request to qualify the Securities for offer and sale under the securities laws of such states as DCS may specify; provided that in connection therewith the Company will not be required to qualify as a foreign corporation or file a general consent to service or process. The Company agrees that it will be responsible for making any filings or taking other actions required under applicable state securities laws.

6. Disqualification Events (Company): The Company represents, warrants and agrees that none of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, or any other officer of the Company expected to participate in any private placement of Securities, any beneficial owner of 20% or more of the Company's outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined under Rule 405 of the Act), connected with the Company in any capacity (each, a Covered Person" and, together, "Covered Persons") is subject to any of the "Bad Actor" disqualifications described in Rule 506(d)(1)(i) to (viii) of the Act (a "Disqualification Event"), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3); the Company has exercised reasonable care to determine whether any Covered Person is subject to a Disqualification Event; and the Company shall provide prompt written notice to DCS of any Disqualification Event relating to any Covered Person, or any event that would, with the passage of time, become such a Disqualification Event, prior to both the execution and delivery of any purchase agreement for the Securities with an investor (a "Purchase Agreement") and prior to any closing under any such Purchase Agreement. The Company will also comply, to the extent applicable, with its disclosure obligations under Rule 506(e), and will furnish to DCS a copy of any disclosures to be provided thereunder.

7. Accredited Investor: Each of the Company and DCS will have a reasonable belief at the time of any sale of the Securities that each purchaser of the Securities is an "accredited investor" as defined in Rule 501 of Regulation D under the Act and satisfies any private placement requirements applicable in any non-U.S. jurisdiction where the Securities may be offered ("Applicable Non-U.S. Laws"). None of the Company, any person acting on its

behalf nor DCS will offer or sell the Securities by any form of general solicitation or general advertising, including the methods described in Rule 502(c) of Regulation D or by any means inconsistent with Applicable Non-U.S. Laws. The Company will file in a timely manner with the U.S. Securities and Exchange Commission (the "SEC") any notices with respect to the Securities required by Rule 503 of Regulation D and will furnish to DCS promptly thereafter a signed copy of each such notice. The Company and DCS shall have the right to reject any proposed purchaser of Securities.

8. Disqualification Events (DCS): DCS represents, warrants and agrees that it, and any of its directors, executive officers, general partners, managing members or other officers participating in the offering of Securities (each, a "DCS Covered Person" and, together, "DCS Covered Persons"), is not subject to any Disqualification Event, except for a Disqualification Event (i) contemplated by Rule 506(d)(2) of the Act and (ii) a description of which has been furnished in writing to the Company on or prior to execution hereof; and DCS shall provide prompt written notice to the Company of any Disqualification Event relating to any DCS Covered Person, or any event that would, with the passage of time, become such a Disqualification Event, prior to both the execution and delivery of a Purchase Agreement and prior to any closing under any such Purchase Agreement.

9. Announcement: The Company agrees that in any press release announcing a transaction contemplated by this Agreement, the Company will include in such press release a reference to DCS' role as the financial advisor and placement agent with respect to such transaction. The Company agrees that DCS has the right following the earlier of such public announcement by the Company or the closing of such transaction, at its own expense, to place advertisements and announcements on DCS' website and to otherwise publicize such Transaction and DCS' role in it. The content of any such announcement shall be subject to the Company's prior approval with respect to the first use of such announcements, which approval shall not be unreasonably withheld.

10. DCS' Advice: Any written or oral advice to be provided by DCS under this Agreement is exclusively for the information of the Company (including its Board of Directors, in their capacity as directors and not in any individual capacity), and such advice and the terms of this Agreement shall not be disclosed publicly or made available to third parties (other than to the Company's advisors who have a need to know and have been informed by the Company of the confidential nature of such advice) without the prior written approval of DCS, and accordingly such advice shall not be relied upon by any person or entity other than the Company (and its Board of Directors, in their capacity as directors and not in any individual capacity). The Company acknowledges that (i) DCS is not providing any advice on tax, legal, regulatory or accounting matters and that it will seek the advice of its own professional advisors for such matters and make an independent decision regarding any transaction contemplated herein based upon such advice, and (ii) the determination of the proper application of United States generally accepted accounting principles or other

accounting, tax or regulatory treatment to an actual transaction is the sole responsibility of the Company.

11. Indemnification: The Company and DCS hereby agree to the indemnification and reimbursement commitments set forth in Schedule I hereto, the terms of which are incorporated by reference into this Agreement in their entirety.

12. Investor Suitability: The Company will include the following representation in any confidentiality agreement entered into with a potential investor:

[Investor] hereby represents that (1) it is an Institutional Account as defined in FINRA Rule 4512(c); and (2) it (a) is capable of evaluating investment risks independently, both in general and with regard to all Private Financings and investment strategies involving a security or securities; and (b) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing. [Investor] agrees that the foregoing representation is made for the benefit of [this issuer] and its placement agent and financial advisor, DCS Advisory LLC ("DCS"), and acknowledges that DCS is a third-party beneficiary to this agreement with respect to such representation.

13. No Fiduciary Duty: Nothing in this Agreement, expressed or implied, is intended to confer or does confer on any person or entity other than the parties hereto or their respective successors and assigns, and to the extent expressly set forth herein, the Indemnified Parties (as defined in Schedule I), any rights or remedies under or by reason of this Agreement or as a result of the services to be rendered by DCS hereunder. The Company acknowledges that DCS has been retained hereunder solely as a financial advisor and placement agent with respect to a Private Financing and financial advisor with respect to a Sale, as the case may be, and is engaged hereunder as an independent contractor with duties hereunder solely to the Company. The Company further acknowledges that DCS is not acting in a fiduciary capacity with respect to the Company or its stockholders, employees, creditors or any other third party. The Company agrees that DCS is not assuming any duties or obligations other than those expressly set forth in this Agreement.

14. Conflicts. The Company acknowledges that (a) in the ordinary course of its business, DCS advises (and has advised in the past) clients in a variety of industries, including the Company's industry (or related industries); and (b) during the course of DCS engagement with the Company, DCS may have in its possession material, non-public information regarding other companies that could potentially be relevant to the Company or the transactions contemplated herein but which cannot be shared due to an obligation of confidence to such other companies.

15. No Finder's Fee; Exclusive Advisor: The Company and DCS each represent to the other that there is no other person or entity that is entitled to a finder's fee, brokerage

commission or other payment in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with it.

The Company agrees that during the term of DCS' engagement hereunder, without the prior written consent of DCS: (i) it will not pursue any financing Private Financing that would be in lieu of a Private Financing hereunder; and (ii) all inquiries, whether direct or indirect, from prospective purchasers of Securities will be referred to DCS.

16. Compliance with Anti-Terrorism and Anti-Money Laundering Laws: DCS hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended, the "USA PATRIOT Act") and other applicable laws, rules and regulations, it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow DCS to identify the Company in accordance with the USA PATRIOT Act and such other laws, rules and regulations. The Company hereby agrees to provide DCS with such information.

17. Miscellaneous: The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. This Agreement may be executed in counterparts, each such counterpart shall be deemed an original and all such counterparts shall together constitute one instrument. Signatures on this Agreement that are transmitted by facsimile, e-mail or other electronic means will be treated as original signatures.

18. Entire Agreement; Governing Law; Consent to Jurisdiction: This Agreement contains the entire understanding of the parties hereto relating to the matters set forth herein and supersedes all prior drafts, correspondences or communications with respect hereto. This Agreement may not be amended or modified except in writing signed by each of the parties. This Agreement and all lawsuits, actions, disputes or proceedings of any kind arising out of or relating to the Agreement or the engagement thereunder shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law. The Company and DCS hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States District Courts located in the County of New York for any lawsuits, actions or other proceedings arising out of or relating to this Agreement and agree not to commence any such lawsuit, action or other proceeding except in such courts. The Company further agrees that service of any process, summons, notice or document by mail to the Company's address set forth above shall be effective service of process for any lawsuit, action or other proceeding brought against the Company in any such court. The Company and DCS hereby irrevocably and unconditionally waive any objection to the laying of venue of any lawsuit, action or other proceeding arising out of or relating to this Agreement in the courts of the State of New York or the United States District Courts located in the County of New York, and hereby further irrevocably and unconditionally

waive and agree not to plead or claim in any such court that any such lawsuit, action or other proceeding brought in any such court has been brought in an inconvenient forum. The prevailing party in any suit, action or proceeding to enforce the terms of this Agreement shall be entitled to recover from the non-prevailing party all of the reasonable attorney fees and other costs and expenses the prevailing party may incur in such suit, action or proceeding and in any subsequent suit to enforce a judgment. **The Company and DCS agree that any right to trial by jury with respect to any lawsuit, claim or other proceeding arising out of or relating to this Agreement or the services to be rendered by DCS hereunder is expressly and irrevocably waived.**

[The rest of this page has intentionally been left blank.]

If the foregoing correctly sets forth the understanding and agreement between DCS and the Company, please so indicate in the space provided for that purpose below, whereupon this Agreement shall constitute a binding agreement as of the date first written above.

DCS ADVISORY LLC

By:______________________________
Name: Matthew Epstein
Title: Managing Director

AGREED

COGNICAL, INC. (DBA ZIBBY)

By:______________________________
Name: KARISSA LONG
Title: CFO

SCHEDULE I

INDEMNIFICATION AGREEMENT

The following terms and conditions are incorporated by reference into the Agreement between the Company and DCS to which these terms and conditions are attached (the "Agreement").

In the event that DCS, its affiliates and their respective directors, officers, employees, advisors, agents and other representatives, or any other person controlling DCS or any of its affiliates (each, an "Indemnified Party") becomes involved in any capacity in any action, claim, suit, proceeding or investigation, actual or threatened, brought by or against any Person (as defined below), including stockholders of the Company, arising out of or otherwise relating to the Agreement, the engagement thereunder or any other matter referred to in the engagement thereunder (each, and collectively, an "Action"), the Company will reimburse such Indemnified Party promptly upon request for all of its legal and other expenses (including, without limitation, the costs and legal and other expenses of any investigation of, preparation for, responding to or providing evidence in, any such Action or enforcing the terms of the Agreement, including any counsel fees) incurred in connection therewith as such expenses are incurred. The Company also will indemnify and hold any Indemnified Party harmless against any and all losses, claims, damages or liabilities (collectively, "Liabilities") (i) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Marketing Materials or in any other written or oral communication provided by or on behalf of the Company to any actual or prospective purchaser of the Securities or arising out of or based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) arising out of or otherwise relating to the Agreement, unless, in the case of clause (ii), a court of competent jurisdiction determines in a final, non-appealable judgment that the Liabilities directly resulted from the gross negligence or willful misconduct of such Indemnified Party. The Company also agrees that no Indemnified Party shall have any liability of any nature to the Company or any other Person asserting any Action on behalf of or in right of the Company, unless a court of competent jurisdiction determines in a final, non-appealable judgment that such Liabilities resulted directly from the gross negligence or willful misconduct of such Indemnified Party.

If for any reason the foregoing indemnity or reimbursement is unavailable or insufficient, the Company shall contribute to amounts paid or payable by DCS and each other Indemnified Party in respect of such Liabilities in such proportion as is appropriate to reflect the relative benefits and relative faults of the Company, on the one hand, and DCS, on the other hand, along with any other equitable considerations, in connection with the matters to which such Liabilities relate; provided, however, that, to the extent permitted by applicable law, the Indemnified Party shall not be responsible for amounts which in the aggregate are in excess of all fees actually received by DCS from the Company in connection with the engagement. Relative benefits to the Company, on the one hand, and DCS, on the other hand, with respect to the engagement shall be deemed to be in the same proportion as (i) the total value paid or proposed to be paid or received or proposed to be

received by the Company pursuant to the transaction(s), whether or not consummated, contemplated by the engagement, bears to (ii) all fees actually received by DCS in connection with the engagement.

If any Action is commenced, as to which any Indemnified Party proposes to demand indemnification, such Indemnified Party shall promptly notify the Company; provided any failure by such Indemnified Party to so notify the Company shall not relieve the Company from its obligations hereunder, except to the extent (but only to the extent) that it is determined by a court of competent jurisdiction that the Company has been materially prejudiced by such failure to so notify. The Company shall be entitled to assume the defense of any such Action (other than with respect to the reasonable costs of investigation and providing evidence), exercisable by giving written notice to an Indemnified Party promptly following receipt of written notice from the Indemnified Party of such assertion or commencement, including the employment of counsel reasonably satisfactory to the Indemnified Party, which said satisfaction shall not be unreasonably withheld; provided, however, an Indemnified Party shall have the right to employ separate counsel of its own choice to represent it in any such Action and participate in the defense thereof, but the fees and expenses of such separate counsel shall be at the expense of such Indemnified Party unless (i) the Company has failed to promptly assume the defense and employ counsel reasonably satisfactory to the Indemnified Party in accordance with the preceding sentence, (ii) such Indemnified Party shall have been advised by counsel that the representation of both the Company and such Indemnified Party by the same counsel would be inappropriate due to actual or potential differing interests between them, including a situation in which there may be one or more legal defenses available to such Indemnified Party which are different from, inconsistent with or in addition to, those available to the Company (in which case the Company shall not be entitled to assume the defense of such Action on behalf of such Indemnified Party); or (iii) the Company authorizes the Indemnified Party to employ separate counsel at the Company's expense (in each such case the Company will pay the reasonable fees and disbursements of such counsel); provided, the Company shall not in any event be responsible hereunder, in connection with any one such Action, or series of separate but substantially similar Actions arising out of the same general allegations, for the fees and expenses of more than one firm of separate counsel (in addition to local counsel) in connection with any Action in the same jurisdiction.

The Company agrees that the indemnification, reimbursement and contribution commitments set forth in this Schedule I shall apply regardless of whether any Indemnified Party is a formal party to any such Action and the rights of the Indemnified Parties referred to in this Schedule I shall be in addition to any other rights that any Indemnified Party may otherwise have against the Company. The Company agrees that, without DCS' prior written consent, it will not agree to any settlement of, compromise or consent to the entry of any judgment in or other termination of any Action (each and collectively, a "Settlement") in respect of which indemnification could be sought hereunder (regardless of whether any Indemnified Party is a party thereto) unless (i) such Settlement includes an unconditional release of each Indemnified Party from any liabilities arising out of such Action and does not include any findings of fact or admissions of culpability as to the Indemnified Party and

(ii) the parties agree that the terms of such Settlement shall remain confidential. The Company shall not be liable under the foregoing indemnification provision for any loss, claim, damage or liability associated with the settlement of any Action effected without its prior written consent (which consent shall not be unreasonably withheld).

The provisions of this Schedule I shall survive any termination or completion of the engagement provided in the Agreement.

Capitalized terms that are not defined in this Schedule I shall have the meanings ascribed to them in the Agreement. "Person" shall mean an individual, corporation, partnership, association, government entity or any other legal entity.

Exhibit B

businesswire

Katapult to Become a Publicly Traded Company Through Merger With FinServ Acquisition Corp.

Leading e-commerce focused point-of-sale platform for nonprime consumers

Transaction values Katapult at a pro forma enterprise value of approximately $1 billion

Transaction includes a $150 million fully committed PIPE from investors led by Tiger Global Management & Neuberger Berman Funds

Joint investor conference call and presentation on December 18, 2020 at 10:30am ET

December 18, 2020 09:47 AM Eastern Standard Time

NEW YORK--(BUSINESS WIRE)--Katapult Holding, Inc. ("Katapult"), an e-commerce focused financial technology company, and FinServ Acquisition Corp. (NASDAQ: FSRV) ("FinServ"), a special purpose acquisition company, today announced that they have entered into a definitive merger agreement. Upon closing of the transaction, the combined company (the "Company") will operate as Katapult and plans to trade on Nasdaq under the new symbol "KPLT". The transaction reflects an implied pro forma combined enterprise value for the Company of approximately $1 billion.

Katapult is a leading provider of e-commerce point-of-sale ("POS") purchase options for nonprime US consumers. Katapult's fully digital, next generation technology platform provides consumers with a flexible lease purchase option to enable them to obtain essential durable goods from Katapult's network of top tier e-commerce retailers. Katapult's sophisticated end-to-end technology platform provides both a seamless integration with merchants and exceptional customer experiences.

Orlando Zayas, CEO of Katapult, stated, "Today's announcement marks the beginning of an exciting new chapter in our history and we are delighted to be entering into this transaction with FinServ to become a publicly traded company. Since our inception, Katapult's goal has always been to provide a clear, transparent, and attractive transaction solution for nonprime consumers to access the essential products they need for everyday living. Today, we are serving over 150 merchants and 1.4 million consumers with our leading technology platform and e-commerce POS solution. This transaction will allow us to accelerate our growth opportunities and continue to build the premier company that provides consumers access to the goods they need and deserve through a flexible lease purchase transaction. It is an honor to lead Katapult's strategic direction and my pleasure to continue to work with our great team to continue to grow this business."

Lee Einbinder, CEO of FinServ, stated, "After a comprehensive search process, in which we examined numerous business combination opportunities, Katapult emerged as the most impressive partner, exceeding all of our criteria for a successful transaction. Katapult has a differentiated and best-in-class technology platform, with significant opportunities to continue its growth trajectory by expanding its merchant and consumer base. We are pleased to help facilitate Katapult's listing on Nasdaq, and excited to be partnering with their entire management team as they continue to lead Katapult's expansion as a publicly listed company."

Brian Hirsch, Co-founder & Managing Partner of Tribeca Venture Partners and Director of Katapult, stated, "Katapult's next generation technology platform, which provides a seamless digital experience for both consumers and merchants, ease of use and quick integration, and sophisticated risk modeling has helped fuel the company's explosive growth over the past three years under Orlando's leadership. This transaction provides Katapult with an even greater ability to strategically invest in its organic growth based on the large addressable market they serve."

Katapult Investment Highlights

- A leading e-commerce POS, lease purchase platform provider focused on the estimated $50 billion of annual nonprime consumer durable goods e-commerce spend
- Delivers a clear and compelling value proposition to both consumers and merchants, transforming the way nonprime consumers shop for essential goods and enabling merchant access to this underserved segment
- Proprietary technology platform, purpose-built for e-commerce, combining superior consumer and merchant experiences with powerful risk management capabilities and scalability
- Established position in e-commerce ecosystem with significant platform support from top-tier e-commerce retailers, leading e-commerce platforms and lending partners
- Attractive, profitable financial profile with approximately $250 million of projected revenue (+172% y/y) for 2020
- Proven and experienced management team, who will continue leading the combined company

Transaction Summary

Under the terms of the proposed Transaction, FinServ will merge with Katapult at a pro forma combined enterprise value of approximately $1 billion and equity value of $962 million, representing EV/EBITDA multiples of 14.1x and 6.6x projected EBITDA for 2021 and 2022, respectively. Total consideration paid to Katapult's existing shareholders will be $833 million.

Cash proceeds of the transaction will fund up to $325 million of cash consideration to Katapult's existing shareholders and $50 million of cash to Katapult's balance sheet. The cash components of the transaction will be funded by FinServ's cash in trust of $250 million (assuming no redemptions) as well as a $150 million private placement of common stock at $10 per share from various institutional investors, led by Tiger Global Management and Neuberger Berman Funds, that will close concurrently with the merger. The balance of the consideration to Katapult's equity holders will consist of equity in the Company. Existing Katapult equity holders have the potential to receive an earnout for additional shares of equity if certain price targets are met as set forth in the definitive merger agreement. Katapult's current equity holders will own approximately 50% of the pro forma company, assuming no cash redemptions.

The transaction is expected to close during the first half of 2021 and remains subject to approval by FinServ stockholders representing a majority of the outstanding FinServ voting power, the effectiveness of a registration statement to be filed with the Securities and Exchange Commission (the "SEC") in connection with the transaction, the expiration of the HSR Act waiting period, and other customary closing conditions. The Boards of Directors of both Katapult and FinServ have unanimously approved the contemplated transaction.

Advisors

PJT Partners is acting as financial advisor to Katapult. DLA Piper LLP (US) is acting as legal counsel to Katapult. Barclays is acting as financial advisor to FinServ. Kirkland & Ellis is acting as legal counsel to FinServ.

Barclays and PJT Partners are acting as placement agents with respect to the private placement. Barclays and Cantor Fitzgerald are acting as capital markets advisors to FinServ. Paul Hastings LLP is acting as placement agent counsel.

Conference Call and Presentation Information

Management of Katapult and FinServ will host an investor call on December 18, 2020, at 10:30am ET to discuss the proposed transaction. The conference call will be accompanied by a detailed investor presentation.

For those who wish to participate, the domestic toll-free access number is 1-877-407-0784 (Conference ID: 13714334), or for international callers, 1-201-689-8560 (Conference ID: 13714334). A telephone replay will be available shortly after the call and can be accessed by dialing 1-844-512-2921 (Replay Pin Number: 13714334), or for international callers, 1-412-317-6671 (Replay Pin Number: 13714334).

A webcast of the call, along with this press release and the investor presentation are available in the "investor" sections of FinServ's website at https://finservacquisition.com and Katapult's website at https://go.katapult.com/investor_relations.

In addition, FinServ will file the investor presentation with the SEC as an exhibit to a Current Report on Form 8-K prior to the call, which will be available on the SEC's website at www.sec.gov.

About Katapult

Katapult is a next generation platform for digital and mobile-first commerce for the nonprime consumer. Katapult provides POS lease purchase options for consumers challenged with accessing traditional financial products who are seeking to obtain everyday durable goods. The Company has developed a sophisticated end-to-end technology platform that enables seamless integration with merchants, underwriting capabilities that exceed the industry standard, and exceptional customer experiences.

About FinServ

FinServ is a special purpose acquisition company formed for the purpose of acquiring or merging with businesses or entities in the financial services industry or businesses providing technology services to the financial services industry.

FinServ raised $250 million in its initial public offering in November 2019 and is listed on Nasdaq under the symbol "FSRV".

Forward-Looking Statements

Certain statements included in this Press Release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect," "should," "would," "plan," "predict," "potential," "seem," "seek," "future," "outlook," and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of other financial and performance metrics and projections of market opportunity. These statements are based on various assumptions, whether or not identified in this Press Release, and on the current expectations of Katapult's and FinServ's management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Katapult and FinServ. These forward-looking statements are subject to a number of risks and uncertainties, including changes in domestic and foreign business, market, financial, political and legal conditions; the inability of the parties to successfully or timely consummate the proposed transaction, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the proposed transaction or that the approval of the stockholders of FinServ or Katapult is not obtained; failure to realize the anticipated benefits of the proposed transaction; risks relating to the uncertainty of the projected financial information with respect to Katapult; risks related to the concentration of Katapult's business among a relatively small number of merchants; the effects of competition on Katapult's future business; the impact of the COVID-19 pandemic on Katapult's business; the ability of FinServ or the combined company to issue equity or equity-linked securities or obtain debt financing in connection with the proposed transaction or in the future, and those factors discussed in FinServ's final prospectus dated October 31, 2019 and Annual Report on Form 10-K for the fiscal year ended December 31, 2019, in each case, under the heading "Risk Factors," and other documents of FinServ filed, or to be filed, with the Securities and Exchange Commission ("SEC"). If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that none of FinServ or Katapult presently know or that FinServ or Katapult currently believe are immaterial that could also cause actual results to differ from those

contained in the forward-looking statements. In addition, forward-looking statements reflect FinServ's and Katapult's expectations, plans or forecasts of future events and views as of the date of this Press Release. FinServ and Katapult anticipate that subsequent events and developments will cause FinServ's and Katapult's assessments to change. However, while FinServ and Katapult may elect to update these forward-looking statements at some point in the future, FinServ and Katapult specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing FinServ's and Katapult's assessments as of any date subsequent to the date of this Press Release. Accordingly, undue reliance should not be placed upon the forward-looking statements. Certain market data information in this Press Release is based on the estimates of Katapult and FinServ management. Katapult and FinServ obtained the industry, market and competitive position data used throughout this Press Release from internal estimates and research as well as from industry publications and research, surveys and studies conducted by third parties. Katapult and FinServ believe their estimates to be accurate as of the date of this Press Release. However, this information may prove to be inaccurate because of the method by which Katapult or FinServ obtained some of the data for its estimates or because this information cannot always be verified due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process.

Non-GAAP Financial Measures

This document includes certain non-GAAP financial measures that are not prepared in accordance with accounting principles generally accepted in the United States ("GAAP") and that may be different from non-GAAP financial measures used by other companies. FinServ Acquisition Corp. and Katapult believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends of Katapult. These non-GAAP measures should not be considered in isolation from, or as an alternative to, financial measures determined in accordance with GAAP. Additionally, to the extent that forward-looking non-GAAP financial measures are provided, they are presented on a non-GAAP basis without reconciliations of such forward-looking non-GAAP measures due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation.

Important Information for Investors and Stockholders and Where to Find It

In connection with the proposed transaction, FinServ intends to file a registration statement on Form S-4, including a proxy statement/prospectus (the "Registration Statement"), with the Securities and Exchange Commission (the "SEC"), which will include a preliminary proxy statement to be distributed to holders of FinServ's common stock in connection with FinServ's solicitation of proxies for the vote by FinServ's stockholders with respect to the proposed transaction and other matters as will be described in the Registration Statement, and a prospectus relating to the offer of the securities to be issued to Katapult's stockholders in connection with the proposed transaction. After the Registration Statement has been declared effective, FinServ will mail a definitive proxy statement/prospectus, when available, to its stockholders and Katapult's stockholders. Investors and security holders and other interested parties are urged to read the proxy statement/prospectus, and any amendments thereto and any other documents filed with the SEC when they become available, carefully and in their entirety because they contain important information about FinServ, Katapult and the proposed transaction. Investors and security holders may obtain free copies of the preliminary proxy statement/prospectus and definitive proxy statement/prospectus (when available) and other documents filed with the SEC by FinServ through the website maintained by the SEC at http://www.sec.gov.

No Offer or Solicitation

This press release does not constitute an offer to sell or a solicitation of an offer to buy, or the solicitation of any vote or approval in any jurisdiction in connection with a proposed potential business combination among Katapult and FinServ or any related transactions, nor shall there be any sale, issuance or transfer of securities in any jurisdiction where, or to any person to whom, such offer, solicitation or sale may be unlawful. Any offering of securities or solicitation of votes regarding the proposed transaction will be made only by means of a proxy statement/prospectus that complies with applicable rules and regulations promulgated under the Securities Act of 1933, as amended (the "Securities Act") and Securities Exchange Act of 1934, as amended or pursuant to an exemption from the Securities Act or in a transaction not subject to the registration requirements of the Securities Act.

Participants in the Solicitation

FinServ and Katapult and their respective directors and certain of their respective executive officers and other members of management and employees may be considered participants in the solicitation of proxies with respect to the proposed transaction. Information about the directors and executive officers of FinServ in its Annual Report on Form 10-K, filed with the SEC on March 27, 2020. Additional information regarding the participants in the proxy solicitation and a description of their direct interests, by security holdings or otherwise, will be set forth in the Registration Statement and other relevant materials to be filed with the SEC regarding the proposed transaction. Stockholders, potential investors and other interested persons should read the Registration Statement carefully before making any voting or investment decisions. These documents, when available, can be obtained free of charge from the sources indicated above.

Contacts

Katapult Media Contact
Brian Ruby
ICR for Katapult
203-682-8268
Katapult-PR@icrinc.com

Katapult Investor Contact
William Maina
ICR for Katapult
646-277-1236
Katapult-IR@icrinc.com

FinServ Investor Contact
FinServ-IR@icrinc.com